#35740


                                  EXHIBIT 77Q2



W. Thomas London, a Trustee of Multimarket Income Trust, failed to file a report as required under Section 16(a) of the Securities Act of 1933 in a timely manner during the Trust's most recent fiscal year. W. Thomas London filed one report delinquently which involved two transactions.